FOR IMMEDIATE RELEASE	Contacts:	Carissa Carlley

Marketing and Public Relations (972) 747-0051

X-CHANGE CORPORATION ENTERING INTO AGREEMENT TO DESIGN AND MANUFACTURE “SMART” DOWN-HOLE TOOLS

DALLAS, March 26, 2008 – The X-Change Corporation (OTCBB: XCHC) announces through its wholly owned subsidiary AirGATE Technologies, Inc. is entering into an agreement with a leading provider of oilfield products and services in the oil and gas industry to design and manufacture down hole tools to distribute worldwide.

“AirGATE is gaining a reputation for designing and building customized down hole solutions that require “smarter” tools to be used in drilling, well services, fishing and other related applications”, states Terry Roberts, Sr. VP Down Hole Tools Division and Chief Information Officer.

Kathleen Hanafan, President and Chief Operating Officer, said “we believe that the Company is well placed to deliver exciting growth over the coming year through a healthy level of new contracts in the drilling service businesses. This agreement will be an excellent addition to the Company’s existing oil and gas customers.”

About X-Change Corporation

X-Change Corporation, through its wholly owned subsidiary, AirGATE Technologies, Inc. is a leading end-to-end solution based company specialized in designing, manufacturing and commercializing applicable wireless based technologies delivering to the oil and gas Industry. AirGATE supports small, medium and large enterprises. Please visit www.airgatetech.com for further information.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release constitute forward-looking statements (including within the meaning of Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934). Such forward-looking statements are based on current expectations that are subject to significant risks, including our ability to continue to raise capital, our dependence on strategic relationships with key suppliers and customers, our business model’s dependence on widespread acceptance of wireless and RFID technology, our ability to develop recurring revenue streams and the competitiveness of the market in which we compete. These forward looking statements include statements regarding the intent, belief or current expectations of the X-Change Corporation, AirGATE Technologies and their respective managements regarding strategic directions, prospects, future events and future results. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by the X-Change Corporation, which are on file with the U.S. Securities and Exchange Commission and may be accessed at http://www.sec.gov or the X-Change Corporation’s investor relations web page at http://www.airgatetech.com/x-change/, and specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. The X-Change Corporation disclaims any obligation to update or correct any forward-looking statements made herein.